Exhibit 3.2

COLUMBIA PROPERTY TRUST, INC.
THIRD ARTICLES OF AMENDMENT
Columbia Property Trust, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:
FIRST: The charter of the Company (the “Charter”) is hereby amended to decrease the par value of the issued and outstanding shares of Common Stock from $.04 par value per share to $.01 per share and, thereby, reduce the aggregate par value of all authorized shares of Common Stock to $9,000,000.
SECOND: The amendment to the Charter as set forth above has been approved by a majority of the entire Board of Directors and the amendment is limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.
THIRD: The undersigned Chief Executive Officer and President of the Company acknowledges these Third Articles of Amendment to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer and President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
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IN WITNESS WHEREOF, the Company has caused these Second Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Secretary, on this 7th day of August, 2013.

COLUMBIA PROPERTY TRUST, INC.

By: /s/ E. Nelson Mills
Name:     E. Nelson Mills
Title: Chief Executive Officer and President

ATTEST:

By:     /s/ Randall D. Fretz
Name:     Randall D. Fretz
Title: Senior Vice President and Secretary